   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2001
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------



                   THE WILLIAMS COMPANIES,                                        WILLIAMS COAL SEAM GAS ROYALTY TRUST
                            INC.                                              (EXACT NAME OF CO-REGISTRANTS AS SPECIFIED IN
(EXACT NAME OF CO-REGISTRANTS AS SPECIFIED IN THEIR CHARTER)                                 THEIR CHARTER)
                          DELAWARE                                                              DELAWARE
               (STATE OR OTHER JURISDICTION OF                                       (STATE OR OTHER JURISDICTION OF
               INCORPORATION OR ORGANIZATION)                                        INCORPORATION OR ORGANIZATION)
                         73-0569878                                                            75-6437433
           (I.R.S. EMPLOYER IDENTIFICATION NUMBER)                               (I.R.S. EMPLOYER IDENTIFICATION NUMBER)


                 WILLIAM G. VON GLAHN, ESQ.                                                   TRUST DIVISION
          SENIOR VICE PRESIDENT AND GENERAL COUNSEL                                        ROYALTY TRUST GROUP
                THE WILLIAMS COMPANIES, INC.                                              BANK OF AMERICA, N.A.
                     ONE WILLIAMS CENTER                                               901 MAIN STREET, 17TH FLOOR
                    TULSA, OKLAHOMA 74172                                                  DALLAS, TEXAS 75202
                       (918) 573-2000                                                         (214) 209-2364
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
          INCLUDING AREA CODE, OF AGENT FOR SERVICE)                     AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)



                         ------------------------------
                                 WITH COPIES TO:

       G. MICHAEL O'LEARY                          GRANT C. LIGHTLE
     ANDREWS & KURTH L.L.P.                    THOMPSON & KNIGHT L.L.P.
     600 TRAVIS, SUITE 4200                 1700 PACIFIC AVENUE, SUITE 3300
      HOUSTON, TEXAS 77002                        DALLAS, TEXAS 75201
         (713) 220-4200                             (214) 969-1700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

         IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

         IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

         IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                                     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED          AMOUNT TO BE          AGGREGATE OFFERING          AMOUNT OF
          AND SOLD BY THE SELLING UNITHOLDER                 REGISTERED(1)            PRICE(1)(2)(3)         REGISTRATION FEE
------------------------------------------------------- ------------------------- ------------------------ ---------------------
Units of Beneficial Interest........................           3,568,791               $ 47,750,423             $ 11,937.61
------------------------------------------------------- ------------------------- ------------------------ ---------------------
TOTAL...............................................           3,568,791               $ 47,750,423             $ 11,937.61
================================================================================================================================


(1) In the event of a unit split, unit dividend or similar transaction involving the registrant's units, in order to prevent dilution, the number of units registered shall automatically increase to cover the additional units in accordance with Rule 416 under the Securities Act.

(2) The proposed maximum offering price per unit will be determined from time to time by the registrants in connection with the issuance by the registrants of the securities registered hereunder.

(3) The proposed maximum offering price per unit has been estimated solely to calculate the registration fee under 457(c) based on the average of the high and low reported sales price per unit on the New York Stock Exchange on September 25, 2001.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, Dated September 28, 2001


PROSPECTUS


                              3,568,791 TRUST UNITS


                      WILLIAMS COAL SEAM GAS ROYALTY TRUST


                               ------------------


         The Williams Companies, Inc. may offer and sell in one or more offerings up to 3,568,791 trust units representing undivided shares of beneficial interest in Williams Coal Seam Gas Royalty Trust. These trust units will consist of trust units acquired by Williams under an option agreement with an unaffiliated third party. The trust units do not represent any interest in Williams. You should read this prospectus carefully before you invest.

         The units of beneficial interest are traded on the New York Stock Exchange under the symbol "WTU." On September 27, 2001, the last reported sales price for the common units as reported on the New York Stock Exchange was $13.10 per trust unit.

         INVESTING IN THE TRUST UNITS INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD RELY ONLY ON THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER THE TRUST NOR WILLIAMS HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER THE TRUST NOR WILLIAMS IS MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF EACH OF THOSE DOCUMENTS.





              The date of this Prospectus is September   , 2001.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.......................................................3

WHERE YOU CAN FIND MORE INFORMATION.........................................3

SUMMARY OF THE OFFERING.....................................................4

SUMMARY RESERVE INFORMATION.................................................4

THE TRUST...................................................................6

THE WILLIAMS COMPANIES, INC.................................................7

RISK FACTORS OF THE TRUST...................................................8

FORWARD LOOKING STATEMENTS.................................................13

USE OF PROCEEDS............................................................14

COMPUTATION OF NET PROCEEDS................................................14

RECENT SALES PRICES AND DISTRIBUTIONS......................................15

DESCRIPTION OF THE TRUST UNITS.............................................16

DESCRIPTION OF THE TRUST AGREEMENT.........................................19

MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................................22

STATE TAX CONSIDERATIONS...................................................28

ERISA CONSIDERATIONS.......................................................28

PLAN OF DISTRIBUTION.......................................................30

LEGAL MATTERS..............................................................30

EXPERTS....................................................................30

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement that the trust and Williams have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. These trust units are not currently owned by Williams, but Williams has a contractual right and, under specified circumstances, an obligation to repurchase these units from their present owner. Under this shelf process, Williams may sell up to a total of 3,568,791 units of beneficial interest in one or more offerings. This prospectus provides you with a general description of the trust and Williams and the securities Williams may offer under this prospectus. The information in this prospectus is accurate as of its date. You should carefully read this prospectus and any additional information described under the heading "Where You Can Find More Information."

         In this prospectus references to the "trust" mean Williams Coal Seam Gas Royalty Trust and references to "Williams" mean The Williams Companies, Inc. References to "WPC" mean Williams Production Company, LLC, a wholly owned subsidiary of Williams.

                       WHERE YOU CAN FIND MORE INFORMATION

         The trust and Williams file annual, quarterly and other reports, proxy statements and other information with the SEC. The trust's and Williams' current SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov. You may also read and copy any of these documents at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         The SEC allows the trust and Williams to "incorporate by reference" the information the trust and Williams file with them, which means that the trust and Williams can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and information that the trust and Williams file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information provided over different information included or incorporated by reference in this prospectus.

         The trust incorporates by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until Williams sells all of the units offered hereby:

         o its annual report on Form 10-K for the fiscal year ended December 31, 2000;

         o its quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         o the description of trust units contained in the trust's registration statement on Form 8-A, dated August 27, 1992.

         Williams incorporates by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Williams sells all of the units offered hereby:

         o its annual report on Form 10-K for the fiscal year ended December 31, 2000;

         o its quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         o its current reports on Form 8-K filed January 5, 2001, January 31, 2001, February 8, 2001, March 16, 2001, March 19, 2001, April 2,
             2001, April 12, 2001, April 27, 2001, May 1, 2001, May 3, 2001, May
             7, 2001, May 22, 2001 (restatement of the financial statements for the year ended December 31, 2000 to reflect Williams Communications Group, Inc., as discontinued operations due to a tax-free spinoff), June 13, 2001, July 30, 2001, August 2, 2001, September 17, 2001 and September 25, 2001.

         You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning us at our principal executive offices located at each of the following addresses:

         The Williams Companies, Inc.       Williams Coal Seam Gas Royalty Trust
         One Williams Center                901 Main Street, 17th Floor
         Tulsa, Oklahoma 74172              Dallas, Texas 75202
         Attention:  Corporate Secretary    Attention: Royalty Trust Division
         Telephone:  (918) 573-2000         Telephone: (214) 209-2364

                             SUMMARY OF THE OFFERING


Trust units offered by Williams........................      3,568,791

Trust units outstanding................................      9,700,000

Trust units outstanding after offering.................      9,700,000

Estimated future net revenues attributable to the trust's
net profits interests in reserves at year end December 31,
2000...................................................      $138.3 million*

Use of proceeds........................................      Williams will receive all net proceeds from this
                                                             offering, which will be used for general corporate
                                                             purposes.

NYSE symbol............................................      WTU

----------
* This calculation is based upon prices in effect as of December 31, 2000 as required by criteria established by the Commission. Such prices were influenced by seasonal demand for natural gas and other factors and may not be the most representative prices for estimating future net revenues or related reserve data.


                           SUMMARY RESERVE INFORMATION


         The following table summarizes net proved reserves estimated as of December 31, 2000, and certain related information for the net profits interests owned by the trust and underlying properties (as defined herein) from the December 31, 2000 Reserve Report prepared by Miller and Lents, Ltd., independent petroleum engineers. A description of the net profits interest owned by the trust and the underlying properties burdened by such net profits interest is set forth in the trust's annual report on Form 10-K for the year ended December 31, 2000 (referred to as the "Trust's 10-K"). A summary of the December 31, 2000 Reserve Report is filed as an exhibit to the Trust's 10-K and incorporated by reference in this prospectus. Additional information regarding the net proved reserves of the trust are provided in the Trust's 10-K and the notes to the financial statements of the Trust's 10-K. Ordinarily, proved reserves are calculated by deducting an amount of gas sufficient, if sold at the prices used in preparing the reserve estimates for the net profits interest, to pay the future estimated costs and expenses deducted in the calculation of the net proceeds of the interest. Because the owner of the underlying properties has agreed to pay certain operating and capital costs in respect of the net revenue interests in the underlying properties, no amount of gas has been deducted from the amount of reserves attributable to the net profits interest. Accordingly, the reserves presented for the net profits interests reflect quantities of gas that are free of future costs and expenses (other than production, severance and ad valorem taxes in respect of the working interest properties (as defined herein)) if the price and cost assumptions set forth in the December 31, 2000 Reserve Report occur. The December 31, 2000 Reserve Report was prepared in accordance with criteria established by the Commission and, accordingly, is based upon a contractual price for gas for December 2000, of $5.2025 per MMBtu before transportation charges. The contractual price for gas for September 2001, is $2.09 per MMBtu before transportation charges.


                                                                                      Year Ended
                                                                                   December 31, 2000
                                                                                   -----------------

                                                                                Royalty       Underlying
                                                                               Interests      Properties
                                                                               ---------      ----------
        Net Proved Gas Reserves (Bcf)(a)(b)................................         39.5          97.7

        Estimated Future Net Revenues (in millions) (c)....................    $   138.3        $516.5

        Discounted Estimated Future Net Revenues (in millions)(c)..........    $    95.1        $365.9

----------

         (a) Although the prices utilized in preparing the year-end estimates in this table are in accordance with criteria established by the Commission, the prices were influenced by seasonal demand for natural gas and other factors and may not be the most representative prices for estimating future net revenues or related reserve data.


         (b) The gas reserves were estimated by Miller and Lents, Ltd. by applying decline curve analyses utilizing type curves for the various areas in the San Juan Basin. The bases for the consideration of type curves are the production histories, the water and gas production rates and the initial reservoir pressures of the wells in the separate areas.


         (c) Estimated future net revenues are defined as the total reserves attributable to the underlying properties and net profits interests less royalties, severance and ad valorem taxes, operating costs and future capital expenditures in excess of estimated amounts to be paid by the current owner of the underlying properties. Overhead costs (beyond the standard overhead charges for the nonoperated properties) have not been included, nor have the effects of depreciation, depletion and Federal income tax. Estimated future net revenues and discounted estimated future net revenues are not intended and should not be interpreted as representing the fair market value for the estimated reserves.


         Based upon the production estimates used in the December 31, 2000 Reserve Report for the January 1, 2001 through December 31, 2003 period, and assuming constant future Section 29 tax credits at the estimated 2000 rate of $1.059 per MMBtu, the estimated total future credits available from the production and sale of the net proved reserves from the net profits interests would be approximately $13.5 million, having a discounted present value (assuming a 10 percent discount rate) of approximately $12.3 million.

         There are many uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the timing of development expenditures. The reserve data set forth above, although prepared by independent petroleum engineers in a manner customary in the industry, are estimates only, and actual quantities and values of natural gas are likely to differ from the estimated amounts set forth. In addition, the reserve estimates for the net profits interests will be affected by future changes in sales prices for natural gas produced and costs that are deducted in calculating net proceeds from net profits interests and net proceeds from infill wells. Further, the discounted present values shown herein were prepared using guidelines established by the Commission for disclosure of reserves and should not be considered representative of the market value of the reserves or the units. A market value determination would include many additional factors.

                                    THE TRUST


         The trust was created under the laws of the state of Delaware in 1992. In connection with the formation of the trust, on January 13, 1993, Williams Production Company (WPC), a Delaware corporation and trustor of the trust, conveyed its net profits interests in proved natural gas properties located in the San Juan Basin of New Mexico and Colorado (referred to in this prospectus as the "underlying properties") to the trust in exchange for all of the 9,700,000 authorized units of beneficial interest in the trust. On that same date, WPC transferred all of the units of beneficial interest to Williams, its parent. Williams, in turn, sold an aggregate of 5,980,000 trust units by means of a public offering in the first quarter of 1993 and an additional 151,209 trust units through a public offering in the second quarter of 1993. In a privately negotiated transaction, Williams sold its remaining 3,568,791 trust units to an unaffiliated third party in August of 2000 but has the right, and under specified circumstances the obligation, to repurchase all or any part (generally in lots of 10,000 trust units) of the transferred units. If Williams so repurchases trust units, Williams intends to subsequently offer such repurchased trust units for sale pursuant to this prospectus. If all of the trust units covered by this prospectus are sold, the trust will have outstanding 9,700,000 publicly-traded trust units.

         The only assets of the trust, other than cash and temporary investments held for the payment of expenses and liabilities and distributions to the unitholders, are the net profits interests, which generally entitle the trust to receive a share of the net profits from natural gas production from the underlying properties. Neither the trust nor Williams operates any of the wells on any of the underlying properties.

         The trust is governed by a trust agreement by and among the trust, Williams and the trustees. The net profits interests are subject to the trust agreement and a single conveyance by WPC to the trust of the net profits interests. The trustees are JPMorgan Chase (as successor to Chase Bank), a Delaware banking corporation, as Delaware trustee, and Bank of America N.A. (as successor to NationsBank of Texas, N.A.), a national banking association, as trustee. The trustees have only such powers as are provided in the trust agreement and do not have any control over or responsibility relating to the operation of the properties underlying the net profits interests.

         The trust maintains its principal executive offices at Bank of America, N.A., 901 Main Street, 17th Floor, Dallas, Texas 75202, telephone (214) 209-2364.

RECENT DEVELOPMENTS

Sale of Underlying Properties

         Since March 1, 2001, the underlying properties have been owned by a third party that is not affiliated with WPC. The trust agreement expressly permits the sale of the underlying properties.

         Concurrently with such sale of the underlying properties, WPC agreed to continue to manage the underlying properties and to handle receipt and payment of the funds. Williams and WPC both agreed that they would continue to perform their respective obligations to the trust pursuant to the trust documents, including performance assurances by Williams set forth in the conveyance documents. For a description of such performance assurances see the heading "The Royalty Interests--Williams' Performance Assurances in the Trust's 10-K."

                          THE WILLIAMS COMPANIES, INC.

         Williams, together with its subsidiaries, is a leading company in the energy sector. Williams engages in the following types of energy-related activities through Williams Gas Pipeline Company, LLC and Williams Energy Services, LLC and their subsidiaries:

         o transportation and storage of natural gas and related activities through operation and ownership of five wholly owned interstate natural gas pipelines and several pipeline joint ventures;

         o exploration and production of oil and gas through ownership of 3.3 trillion cubic feet of proved natural gas reserves primarily located in Colorado, New Mexico, Wyoming and Kansas;

         o natural gas gathering, processing, and treating activities through ownership and operation of approximately 11,450 miles of gathering lines, 12 natural gas treating plants, and 17 natural gas processing plants (three of which are partially owned) located in the United States and Canada;

         o natural gas liquids transportation through ownership and operation of approximately 14,300 miles of natural gas liquids pipeline (4,568 miles of which are partially owned);

         o transportation of petroleum products and related terminal services through ownership or operation of approximately 9,170 miles of petroleum products pipeline and 80 petroleum products terminals (some of which are partially owned);

         o light hydrocarbon/olefin transportation through 300 miles of pipeline in Southern Louisiana;

         o ethylene production through a 5/12 interest in a 1.2 billion pound/year facility in Geismar, Louisiana;

         o production and marketing of ethanol and bio-products through operation and ownership of two ethanol plants (one of which is partially owned) and ownership of minority interests or investments in four other plants;

         o refining of petroleum products through operation and ownership of two refineries;

         o    retail marketing primarily through 50 travel centers; and

         o    energy commodity marketing and trading.

         Williams, through its subsidiaries, also directly invests in energy projects primarily in Canada, South America and Lithuania and continues to explore and develop additional projects for international investments. In addition, Williams invests in energy and infrastructure development funds in Asia and Latin America.

         Williams is a holding company headquartered in Tulsa, Oklahoma. Williams was originally incorporated under the laws of the State of Nevada in 1949 and was reincorporated under the laws of the State of Delaware in 1987. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172, telephone (918) 573-2000.

                            RISK FACTORS OF THE TRUST

         NATURAL GAS PRICES FLUCTUATE DUE TO A NUMBER OF FACTORS, AND LOWER PRICES WILL REDUCE NET PROCEEDS AVAILABLE TO THE TRUST AND DISTRIBUTIONS TO TRUST UNITHOLDERS.

         The trust's quarterly distributions are highly dependent upon the prices realized from the sale of natural gas. Natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and Williams. Factors that contribute to price fluctuation include, among others:

         o   political conditions in the Middle East;

         o   worldwide economic conditions;

         o   weather conditions;

         o   the supply and price of foreign natural gas;

         o   the level of consumer demand;

         o   the price and availability of alternative fuels;

         o   the proximity to, and capacity of, transportation facilities; and

         o   the effect of worldwide energy conservation measures.

         Moreover, government regulations, such as regulation of natural gas transportation and price controls, can affect product prices in the long term.

         Lower natural gas prices may reduce the amount of natural gas that is economic to produce and will reduce net profits available to the trust. The volatility of energy prices reduces the predictability of future cash distributions to trust unitholders. Most of the natural gas produced from the underlying properties burdened by the trust's net profits interests is currently being sold pursuant to a gas purchase contract entered into at the inception of the trust whereby a subsidiary of Williams purchases the gas in accordance with a contractual pricing mechanism. At present, this contract is year-to-year and may be terminated at the end of any calendar year upon notice, and could be terminated as soon as December 31, 2001. Under this agreement, the adverse impact on trust revenues and, therefore, cash available for distribution to unitholders, that would otherwise result from low natural gas prices is somewhat mitigated, although the gas purchase agreement may significantly reduce trust revenues and, therefore, cash available for distribution to unitholders, that would otherwise result from high natural gas prices. We cannot assure you that the gas purchase contract will remain in effect after December 31, 2001. If it is terminated, revenues of the trust and, therefore, cash available for distribution to unitholders, will become increasingly susceptible to fluctuations resulting from changes in prevailing natural gas prices.

         INCREASED PRODUCTION AND DEVELOPMENT COSTS FOR THE NET PROFITS INTERESTS WILL RESULT IN DECREASED TRUST DISTRIBUTIONS.

         Production and development costs attributable to the net profits interests are deducted in the calculation of the trust's share of net proceeds. Accordingly, higher or lower production and development costs, without concurrent increases in revenues, will directly decrease or increase the amount received by the trust for its net profits interests.

         If development and production costs of the net profits interests located in a particular state exceed the proceeds of production from the properties, the trust will not receive net proceeds for those properties until future proceeds from production in that state exceed the total of the excess costs plus accrued interest during the deficit period. Development activities may not generate sufficient additional revenue to repay the costs.

         TRUST RESERVE ESTIMATES DEPEND ON MANY ASSUMPTIONS THAT MAY PROVE TO BE INACCURATE, WHICH COULD CAUSE BOTH ESTIMATED RESERVES AND ESTIMATED FUTURE REVENUES TO BE TOO HIGH.

         The value of the trust units will depend upon, among other things, the amount of reserves attributable to the trust's net profits interests and the estimated future value of the reserves. Estimating reserves is inherently uncertain. Ultimately, actual production, revenues and expenditures for the underlying properties will vary from estimates and those variations could be material. Petroleum engineers consider many factors and make assumptions in estimating reserves. Those factors and assumptions include:

         o historical production from the area compared with production rates from similar producing areas;

         o   the assumed effect of governmental regulation; and

         o assumptions about future commodity prices, production and development costs, severance and excise taxes, and capital expenditures.

Changes in these assumptions can materially change reserve estimates.

         The reserve quantities attributable to the trust's net profits interest and revenues are based on estimates of reserves and revenues for the underlying properties. The method of allocating a portion of those reserves to the trust is complicated because the trust holds an interest in net profits and does not own a specific percentage of the natural gas reserves.

         OPERATING RISKS FOR THE WORKING INTEREST PROPERTIES CAN ADVERSELY AFFECT TRUST DISTRIBUTIONS.

         The occurrence of drilling, production or transportation accidents at any of the underlying properties on which the current owner holds a working interest (referred to in this prospectus as the "working interest properties") will reduce trust distributions by the amount of uninsured costs. These accidents may result in personal injuries, property damage, damage to productive formations or equipment and environmental damages. Any uninsured costs would be deducted as a production cost in calculating net proceeds payable to the trust.

         NONE OF WILLIAMS, THE TRUST NOR ITS UNITHOLDERS CONTROL THE OPERATION OR DEVELOPMENT OF THE UNDERLYING PROPERTIES AND HAVE LITTLE INFLUENCE OVER OPERATION OR DEVELOPMENT.

         Neither the trustees nor you, as trust unitholders, can influence or control the operation or future development of the underlying properties. The underlying properties are owned by a company not associated with Williams. Although, under a management services contract, WPC continues to manage the underlying properties and handles receipt and payment of funds relating to the underlying properties and payments to the trust for the net profits interests, WPC is not an operator of the underlying properties. Therefore Williams is unable to significantly influence the operations or future development of the underlying properties.

         The current operators of the underlying properties are under no obligation to continue operating the properties. Neither the trustee nor you, as trust unitholders, have the right to replace an operator.

         THE OWNER OF ANY UNDERLYING PROPERTY MAY ABANDON ANY PROPERTY, TERMINATING THE RELATED NET PROFITS INTEREST.

         WPC recently sold the underlying properties to an unaffiliated third party and such third party may at any time transfer all or part of the underlying properties to another unrelated third party. You will not be entitled to vote on any transfer, and the trust will not receive any proceeds of any transfer. Following any transfer, the underlying properties will continue to be subject to the net profits interests of the trust, but the net proceeds from the transferred property would be calculated separately and paid by the transferee. The transferee would be responsible for all of the obligations relating to calculating, reporting and paying to the trust net profits on the transferred portion of the underlying properties, and the current owner of the underlying properties would have no continuing obligation to the trust for those properties. Specified obligations of WPC to the trust with respect to the transferred properties would remain in effect including, without limitation, the performance obligations of WPC under the conveyance documents.

         The operators or the current owner of the underlying properties, or any transferee may abandon any well or property if it reasonably believes that the well or property can no longer produce in commercially economic quantities. This could result in termination of the net profits interest relating to the abandoned well.

         THE NET PROFITS INTERESTS CAN BE SOLD AND THE TRUST WOULD BE
TERMINATED.

         The trust will be terminated and the trustee must sell the net profits interests if the holders of 75% or more of the trust units approve the sale or vote to terminate the trust. At any time after December 31, 2002, the trust will be terminated and its assets liquidated if the holders of at least a majority of the trust units affirmatively vote in favor of such termination, if the ratio of cash proceeds from the net profits interests to administrative costs is less than 1.2 to 1.0 for each of three consecutive years or if, on March 1 of any calendar year, based on a reserve report as of December 31 of the prior year, the net present value of estimated future net revenues of proved reserves attributable to the net profits interests is equal to or less than $30 million. Following any such termination and liquidation, the net proceeds of any sale will be distributed to the trust unitholders and unitholders will receive no further distributions from the trust. We cannot assure you that any such sale will be on terms acceptable to all unitholders.

         TRUST UNITHOLDERS HAVE LIMITED VOTING RIGHTS.

         Your voting rights as a trust unitholder are more limited than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for an annual or other periodic re-election of the trustee. Unlike corporations which are generally governed by boards of directors elected by their equity holders, the trust is administered by an institutional trustee in accordance with the trust agreement and other organizational documents. The trustee has extremely limited discretion in its administration of the trust. Additionally, you have no voting rights in WPC or in Williams.

         TRUST UNITHOLDERS HAVE LIMITED ABILITY TO ENFORCE THE TRUST'S RIGHTS AGAINST THE CURRENT OR FUTURE OWNERS OF THE UNDERLYING PROPERTIES.

         The trust agreement and related trust law permit the trustee and the trust to sue the current or any other future owner of the underlying properties to compel it to fulfill the terms of the conveyance of the net profits interests. If the trustee does not take appropriate action to enforce provisions of the conveyance, your recourse as a trust unitholder would likely be limited to bringing a lawsuit against the trustee to compel the trustee to take specified actions. You probably would not be able to sue the current or any future owner of the underlying properties.

         THE LIMITED LIABILITY OF A TRUST UNITHOLDER IS UNCERTAIN.

         Consistent with Delaware law, the trust agreement provides that the unitholders have the same limitation on liability as is accorded to stockholders of a corporation in Delaware. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to this limitation.

         TRUST ASSETS ARE DEPLETING ASSETS AND, IF OPERATORS OF THE UNDERLYING PROPERTIES DO NOT PERFORM ADDITIONAL DEVELOPMENT PROJECTS, THE ASSETS MAY DEPLETE FASTER THAN EXPECTED.

         The net proceeds payable to the trust are derived from the sale of depleting assets. Accordingly, the portion of the distributions to trust unitholders attributable to depletion may be considered a return of capital. The reduction in proved reserve quantities is a common measure of depletion. Future maintenance and development projects on the underlying properties will affect the quantity of proved reserves. The timing and size of these projects will depend on the market prices of natural gas. If operators of the properties do not implement additional maintenance and development projects, the future rate of production decline of proved reserves may be higher than the rate currently expected by the trust and Williams. For federal income tax purposes, depletion is reflected as a deduction, which is dependent upon the purchase price of a trust unitholder's trust units. Please see the section entitled "Federal Income Tax Consequences" below.

         AN INCREASE IN PAYMENTS DUE TO THE U.S. GOVERNMENT FOR GAS PRODUCED ON FEDERAL AND INDIAN LANDS MAY RESULT IN A REDUCTION OF NET PROCEEDS FROM NET PROFITS INTERESTS.

         Approximately 80 percent of the underlying properties are burdened by net profits interests held by the Federal government or the Southern Ute Indian Tribe. Royalty payments due to the U.S. Government for gas produced from Federal and Indian lands included in the underlying properties must be calculated in conformance with regulations issued by the Minerals Management Service (MMS).

         The trustee has been advised by WPC that the MMS has from time to time considered the inclusion of the value of the federal income tax credits available under Section 29 of the Internal Revenue Code that are attributable to coal seam gas production (referred to in this prospectus as "Section 29 tax credits") in the calculation of gross proceeds for purposes of calculating the royalty that is payable to the MMS. If regulations providing for the inclusion of Section 29 tax credits were adopted and upheld, royalty payments to the U.S. Government would be increased which would decrease the net proceeds from net profits interests and, therefore, the amounts payable to the trust. The reduction in amounts payable to the trust would cause a corresponding reduction in associated Section 29 tax credits available to unitholders.

         The MMS generally audits royalty payments within a six-year period. Although WPC, on behalf of the current owner of the underlying properties, calculates royalty payments in accordance with its interpretation of the then applicable MMS regulations, WPC will not know whether the royalty payments made to the U.S. Government are totally in conformance with MMS standards until the payments are audited. If an MMS audit, or any other audit by a Federal or state body, results in additional royalty charges, together with interest, relating to production from and after October 1, 1992 in respect of the underlying properties, such charges and interest will be deducted in calculating the net proceeds from net profits interests for the quarter in which the charges are billed and in each quarter thereafter until the full amount of the additional royalty charges and interest have been recovered.

         IF INFILL WELLS ARE DRILLED, THEY COULD CAUSE A REDUCTION IN AMOUNTS PAYABLE TO THE TRUST.

         The net profits interests include a net profits interest on any "infill wells," or any possible additional well drilled on a producing drilling block if well spacing rules are effectively modified from the existing 320 acre spacing that are completed on the working interest properties. No infill wells have been drilled and none will be drilled unless the well spacing limitations for coal seam gas wells in the San Juan Basin are reduced. If such changes occur and infill wells are drilled, the net profits interests from the infill wells will entitle the trust to receive 20 percent of the infill net proceeds. Infill wells may recover a portion of the reserves that would otherwise be produced from wells burdened by the trust's net profits interests. Since the trust is entitled to receive 60 percent of the net proceeds from production burdened by its net profits interests but only 20 percent of the net profits from infill wells the drilling of infill wells may reduce payments to the trust, and ultimately distributions to trust unitholders. Further, under current law, Section 29 tax credits will not be available to trust unitholders for production from infill wells even if an infill well recovers a portion of the reserves that would otherwise have been recoverable from a well burdened by the trust's net profits interest.

         THE TRUST HAS NOT REQUESTED AN IRS RULING AND THE EXPECTED TAX TREATMENT OF THE TRUST AND DISTRIBUTIONS TO TRUST UNITHOLDERS COULD DIFFER FROM THE DESCRIPTION IN THIS PROSPECTUS IF THE IRS SUCCESSFULLY CHALLENGED THE TREATMENT.

         The trust received an opinion of tax counsel in connection with the public offering that the trust is a "grantor trust" for federal income tax purposes. This means that:

         o you will be taxed directly on your pro rata share of the net income of the trust, regardless of whether all of that net income is distributed to you;

         o you will be allowed depletion deductions equal to the greater of percentage depletion or cost depletion, computed on the tax basis of your trust units, and your pro rata share of other deductions of the trust; and

         o you will be allowed the tax credit of your share of qualifying coal seam gas production provided under Section 29 of the Internal Revenue Code, subject to limitations described in this prospectus.

         Neither Williams nor the trustees have requested a ruling from the IRS regarding these tax questions. We cannot assure you such a ruling would be granted if requested or that the IRS will not change its position in the future. The tax treatment of the trust and trust unitholders could be different from that described above if the IRS were to successfully challenge that treatment. Please see the section entitled "Federal Income Tax Consequences" below.

                           FORWARD-LOOKING STATEMENTS

         Some statements made by the trust and Williams in this prospectus, including information in documents incorporated by reference, are prospective and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities, events, outcomes and other matters that Williams or the trust plans, expects, intends, assumes, believes, budgets, predicts, forecasts, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks include, but are not limited to:

         o   uncertainty of estimates of future natural gas production;

         o   uncertainty of future development and production costs;

         o   commodity price fluctuations;

         o   inflation;

         o   lack of availability of goods and services;

         o   environmental risks;

         o   drilling and other operating risks;

         o   regulatory changes; and

         o uncertainties inherent in estimating proved natural gas reserves and in projecting future rates of production and timing of development expenditures.

Should any of the events or circumstances contemplated by the risks or uncertainties described above or elsewhere in this prospectus occur, or should any material underlying assumptions prove incorrect, actual results may differ materially from future results expressed or implied by the forward-looking statements. All forward-looking statements attributable to Williams or the trust are expressly qualified in their entirety by this cautionary statement.

                                 USE OF PROCEEDS


         The trust will not receive any proceeds from the sale of the trust units. Williams will receive all net proceeds from the sale of trust units described in this prospectus. Williams will use the net proceeds received from the sale of the trust units offered by this prospectus for general corporate purposes.


                    COMPUTATION OF NET PROCEEDS TO THE TRUST


         The provisions in the Trust Agreement governing the computation of the net proceeds are detailed and extensive. The following description of the net profits interests and the computation of net proceeds is subject to and qualified by the more detailed provisions contained in the conveyance providing for the conveyance of the net profits interests to the Trust that is included as an exhibit to the trust's most recent Annual Report on Form 10-K and incorporated herein by reference to this registration statement. Please see the section entitled "Where You Can Find More Information" above.


NET PROFITS INTERESTS


         The net profits interests are defined net profits interests carved from the underlying properties. The net profits interests entitle the trust to receive a specified percentage of the net proceeds from the sale of production attributable to the properties burdened by that particular net profits interest, the amount of which is based on a revenue formula specified in the net profits interest. The net profits interest in the underlying properties generally entitle the trust to receive the following:

         o 60% of the net profits interests net proceeds, or NPI net proceeds. The NPI net proceeds consist of:

             o gas produced and sold from the net revenue interests (working interest less lease burden) in the underlying properties in which the current owner has a working interest and

             o the revenue stream received by the current owner of the underlying properties attributable to its 35% net profits interest on 5,348 gross acres in La Plata County, Colorado, which are generally referred to as the farmout properties; and

         o a 20% interest in the net proceeds from the sale of production if well spacing rules are effectively modified and additional wells are drilled on producing drilling blocks on the working interest properties, which wells are referred to as "infill wells".

NET PROCEEDS AND GROSS PROCEEDS

         The amounts paid to the trust for the net profits interests are based on the definitions of "gross proceeds" and "net proceeds" contained in the conveyance and described below. Under the conveyance, net proceeds are computed quarterly. WPC, on behalf of the current owner of the underlying properties, pays a percentage (depending on the particular net profits interest) of the aggregate net proceeds attributable to a computation period to the trust on or before the last business day of the month following the computation period. WPC will not pay to the trust interest on the net proceeds held by WPC prior to payment to the trust. The trustee makes distributions to trust unitholders quarterly. Please see the section entitled "Description of the Trust Units--Distributions and Income Computations."

         Net proceeds is the excess of gross proceeds over production costs and excess production costs attributable to a prior computation period.

         Gross proceeds means an amount received by WPC, on behalf of the current owner of the underlying properties, from sales of natural gas produced from the underlying properties, after deducting:

         o all general property (ad valorem), production, severance, sales, gathering, excise and other taxes except income taxes, and gathering costs; and

         o   other payments made to the owner of an underlying property.


         Gross proceeds does not include consideration for the transfer or sale of any underlying property by the current or any subsequent owner to any new owner. Gross proceeds also does not include any amount for natural gas lost in production or marketing or used by the owner of the underlying properties in drilling, production and plant operations. Gross proceeds includes payments for future production if they are not subject to repayment in the event of insufficient subsequent production.


                      RECENT SALES PRICES AND DISTRIBUTIONS


         The following table sets forth, for the periods indicated, the high and low sales prices per unit and the amount of quarterly cash distributions per unit made by the trust.


                                   Sales Price

                                                                           Distributions
         2000                             High               Low             Per Unit
         ----                             ----               ---             --------
         First Quarter                   $7.875            $6.125             $.403

         Second Quarter                  $8.125            $7.063             $.305

         Third Quarter                   $9.250            $7.813             $.246

         Fourth Quarter                  $9.375            $7.500             $.728


                                   Sales Price

                                                                           Distributions
         2001                             High               Low             Per Unit
         ----                             ----               ---             --------
         First Quarter                  $16.15             $8.375             $.893


         Second Quarter                 $21.75            $12.20              $.658


                  ------------------------
                  At June 30, 2001, there were 9,700,000 trust units outstanding and approximately 469 unitholders of record.


                  The trust's quarterly distributions are dependent upon the prices realized from the sale of natural gas. Natural gas prices can fluctuate widely on a month-to-month basis in response to a variety of factors that are beyond the control of the trust and Williams. Factors that contribute to price fluctuation include, among others, political conditions in the Middle East, worldwide economic conditions, weather conditions, the supply and price of foreign natural gas, the level of consumer demand, the price and availability of alternative fuels, the proximity to, and capacity of, transportation facilities and the effect of worldwide energy conservation measures.

                           DESCRIPTION OF TRUST UNITS


         Each trust unit represents an equal undivided share of beneficial interest in the trust and is evidenced by a transferable certificate issued by the trustee. Each trust unit entitles its holder to the same rights as the holder of any other trust unit, and the trust has no other authorized or outstanding class of equity security. Currently, there are 9,700,000 trust units outstanding and there will continue to be 9,700,000 units outstanding regardless of whether any or all of the units covered by this prospectus are sold. The trust may not issue additional units.

DISTRIBUTIONS AND INCOME COMPUTATIONS

         Each quarter, the trustee determines the amount of cash available for distribution to the trust unitholders. The amount of cash available is equal to the excess, if any, of the cash received by the trust from the net profits interests and other sources that quarter, over the liabilities of the trust paid during that quarter. Distributions are payable each quarter to unitholders of record on the 45th day following the end of that quarter. The trustee distributes the amount available for quarterly distributions within 60 days after the end of each calendar quarter to each person who was a unitholder of record on the associated record date, together with any interest expected to be earned from the date the trustee receives the cash from the owner of the underlying properties to the payment date.

         The net profits interests may be sold under certain circumstances and will be sold following termination of the trust. The net proceeds from sales of the net profits interests will be distributed, together with any interest expected to be earned on the net proceeds, to unitholders of record on the record date established for such distribution. A special distribution will be made of undistributed sales proceeds and other amounts received by the trust aggregating in excess of $9,000,000. The record date for a special distribution amount will be the 15th day following receipt of amounts aggregating a special distribution amount by the trust or, if such date is within 10 days of the record date for a quarterly distribution amount, the record date will be the date as is established for the next quarterly distribution amount.

         Unless otherwise advised by counsel or the IRS, the trustee will treat the income and expenses of the trust for each quarter as belonging to the trust unitholders of record on the quarterly record date. Trust unitholders will recognize income and expenses for tax purposes in the quarter the trust receives or pays those amounts, rather than in the quarter the trust distributes them. Minor variances may occur. For example, the trustee could establish a reserve in one quarter that would not result in a tax deduction until a later quarter. The trustee could also make a payment in one quarter that would be amortized for tax purposes over several months. Please see the section entitled "Federal Income Tax Consequences" below.

TRANSFER OF NET PROFITS INTERESTS

         WPC may, at any time after January 1, 2003, purchase for cash all of the net profits interests attributable to underlying properties which are uneconomical to operate. Upon termination of the trust, any remaining net profits interests will be sold by the trust and any such sales may, and under certain circumstances will, be made to WPC or Williams or their respective successors or assigns.

POSSIBLE DIVESTITURE OF UNITS

         If a judicial or administrative proceeding seeks to cancel or forfeit any property in which the trust has an interest or otherwise challenge any portion of the net profits interests because of the nationality or any other status of any one or more unitholders, the trustee will give written notice to each unitholder whose nationality or other status is an issue in the proceeding. The notice will constitute a demand that the unitholder dispose of his units within 30 days. If any unitholder fails to dispose of his units in accordance with the notice, the trustee shall have the right to cancel all outstanding certificates issued in the name of the unitholder, transfer all units held by the unitholder to the trustee and sell the units (including by private sale). The proceeds of the sale (net of sales expenses) will be held by the trustee in a non-interest bearing account for the benefit of the unitholder and paid to the unitholder upon surrender of the certificates representing the units. Cash distributions payable to the unitholder will also be held in a non-interest bearing account until the disposition by the unitholder of the units or cancellation of certificates representing the units by the trustee.

PERIODIC REPORTS TO TRUST UNITHOLDERS

         The trustee mails to trust unitholders quarterly reports showing the assets, liabilities, receipts and disbursements of the trust for each quarter except the fourth quarter. The trustee also furnishes to the unitholders comparable quarterly information with respect to the underlying properties. No later than 120 days following the end of each year, the trustee is required to mail to the trust unitholders an annual report containing audited financial statements of the trust.

         The trustee files all required trust federal and state income tax and information returns. The trustee prepares and mails to trust unitholders of record quarterly, and to all trust unitholders annually, reports that trust unitholders need to correctly report their share of the income and deductions of the trust.

         Each trust unitholder and his representatives may examine, for any proper purpose, during reasonable business hours the records of the trust and the trustee.

VOTING RIGHTS OF TRUST UNITHOLDERS

         Trust unitholders have more limited voting rights than those of stockholders of most public corporations. For example, there is no requirement for annual meetings of trust unitholders or for annual or other periodic re-election of the trustee.

         The trustee or trust unitholders owning at least 10% of the outstanding trust units may call meetings of trust unitholders. Meetings must be held in Dallas, Texas. The trustee must send written notice of the time and place of the meeting and the matters to be acted upon to all of the trust unitholders at least 20 days and not more than 60 days before the meeting. Trust unitholders representing a majority of trust units outstanding must be present or represented to have a quorum. Each trust unitholder is entitled to one vote for each trust unit owned.

         Unless otherwise required by the trust agreement, a matter is approved by the vote of a majority of the trust units held by the trust unitholders at a meeting where there is a quorum. This is true even if a majority of the total trust units did not approve the matter. The affirmative vote of a majority of the holders of the outstanding trust units is required to:

         o   terminate the trust after December 31, 2002;

         o   remove the trustee or Delaware trustee and appoint a successor; or

         o amend the trust agreement (except no provision may be amended to increase the power of the trustee or alter the rights of unitholders as among themselves).

         Prior to January 1, 2003, the affirmative vote of the holders of not less than 75% of the outstanding trust units is required to terminate the trust. The trustee must consent before all or any part of the trust assets can be sold except in connection with the termination of the trust.

LIABILITY OF UNITHOLDERS

         Consistent with Delaware law, the trust agreement provides that the trust unitholders will have the same limitation on personal liability as is accorded under the laws of Delaware to stockholders of a corporation for profit. No assurance can be given, however, that the courts in jurisdictions outside of Delaware will give effect to such limitation.

TRANSFER AGENT

         The trustee has appointed Mellon Investor Services, L.L.C. (as successor to Chemical Shareholder Services Group, Inc.), as transfer agent and registrar for the Units.

COMPARISON OF TRUST UNITS AND COMMON STOCK

         You should be aware of the following ways in which an investment in trust units is different from an investment in common stock of a corporation.


                                         TRUST UNITS                            COMMON STOCK
                                         -----------                            ------------
Voting...............................    Limited voting rights.                 Corporate statutes provide specific
                                                                                voting rights to stockholders on
                                                                                electing directors and major
                                                                                corporate transactions.

Income Tax...........................    The trust is not subject               Corporations are taxed on their
                                         to income tax; trust unitholders       income, and their stockholders are
                                         are directly subject to                taxed on dividends.
                                         income tax on their
                                         proportionate shares of trust
                                         income, adjusted for tax
                                         deductions.

Distributions........................    Substantially all trust income is      Stockholders receive dividends at
                                         distributed to trust unitholders.      the discretion of the board of
                                                                                directors.

Business and Assets..................    Interest is limited to specific        A corporation conducts an active
                                         assets with a finite economic life.    business for an unlimited term and
                                                                                can reinvest its earnings and raise
                                                                                additional capital to expand.

Limited Liability....................    Delaware law and the laws of the       Corporate laws provide that a
                                         other states do not specifically       stockholder is not liable for the
                                         provide for limited liability of       obligations and liabilities of the
                                         trust unitholders.  However, due to    corporation, subject to limited
                                         the size and nature of the trust       exceptions.
                                         assets, liability in excess of the
                                         trust unitholders' investment is
                                         extremely unlikely.

Fiduciary Duties.....................    The trustee has a fiduciary duty to    Officers and directors have a
                                         trust unitholders, but none of         fiduciary duty of loyalty to
                                         Williams, the current owner of the     stockholders and a duty to use due
                                         underlying properties or WPC do.       care in management and
                                                                                administration of a corporation.

                       DESCRIPTION OF THE TRUST AGREEMENT


         The following information and the information included under "Description of the Trust Units" summarize the material information contained in the trust agreement. This summary may not contain all the information that is important to you. For more detailed provisions concerning the trust, you should read the trust agreement. The trust agreement was filed as an exhibit to the trust's Annual Report on Form 10-K for the year ended December 31, 1992.

CREATION AND ORGANIZATION OF THE TRUST; AMENDMENTS

         WPC, a wholly owned subsidiary of Williams, created the net profits interests and conveyed them to the trust in exchange for 9,700,000 trust units which it then distributed to Williams as a dividend. Williams sold 6,131,209 trust units in public offerings and 3,568,791 units in a private transaction to an affiliate of the current owner of the underlying properties. Williams has the right and, under specified circumstances, the obligation to repurchase the 3,568,791 units from their current owner. If Williams so repurchases trust units, Williams intends to subsequently offer such repurchased trust units for sale pursuant to this prospectus.

         The trust was organized under Delaware law to acquire and hold the net profits interests for the benefit of the trust unitholders. The trust is subject to the conveyance document between WPC and the trust and to the trust agreement among the trust, Williams, the Delaware trustee and the trustee. The trustee has the power to collect and distribute proceeds receivable by the trust and to pay trust liabilities and expenses.

         Neither the trust nor the trustees have any control over or responsibility for costs relating to the operation of the underlying properties. Neither WPC nor the other operators of the underlying properties have any contractual commitments to the trust to conduct further drilling on or to maintain their ownership interest in any of these properties.

         The beneficial interest in the trust is divided into 9,700,000 trust units. Each of the trust units represents an equal undivided portion of the trust. You will find additional information concerning the trust units in "Description of the Trust Units."

         Amendment of the trust agreement requires a vote of at least a majority of the outstanding trust units. However, no amendment may--

         o increase the power of the trustee to engage in business or investment activities; or

         o   alter the rights of the trust unitholders as among themselves.

ASSETS OF THE TRUST

          The assets of the trust consist of net profits interests and any cash and temporary investments being held for the payment of expenses and liabilities and for distribution to the trust unitholders.

DUTIES AND LIMITED POWERS OF THE TRUSTEE

         The duties of the trustee are specified in the trust agreement and by the laws of the State of Delaware. The trustee's principal duties consist of:

         o   collecting income attributable to the net profits interests;

         o paying expenses, charges and obligations of the trust from the trust's income and assets;

         o   distributing distributable income to the trust unitholders; and

         o taking any action it deems necessary and advisable to best achieve the purposes of the trust.

         The trustee is also authorized to sell and convey the net profits interests without unitholder approval in some instances, including:

         o   upon termination of the trust; and

         o in the event a net profits interests ceases to produce in commercially paying quantities.

         If a trust liability is contingent or uncertain in amount or not yet currently due and payable, the trustee may create a cash reserve to pay for the liability. If the trustee determines that the cash on hand and the cash to be received is insufficient to cover the trust's liability, the trustee may borrow funds required to pay the liabilities. The trustee may borrow the funds from any person, including itself. The trustee may also mortgage the assets of the trust to secure payment of the indebtedness. If the trustee borrows funds, the trust unitholders will not receive distributions until the borrowed funds are repaid.

         If the trustee must sell the net profits interests upon termination of the trust, the trustee will distribute to the trust unitholders the net proceeds from the sale, which distribution will likely be in the form of a one-time special distribution.

         Each quarter, the trustee will pay trust obligations and expenses and distribute to the trust unitholders the remaining proceeds received from the net profits interests. The cash held by the trustee as a reserve against future liabilities or for distribution at the next distribution date must be invested in:

         o   interest bearing obligations of the United States government;

         o repurchase agreements secured by interest-bearing obligations of the United States government; or

         o   bank certificates of deposit.

         The trust may not acquire any asset except the net profits interests, cash and temporary cash investments, and it may not engage in any investment activity except investing cash on hand.

         The trustee may require any trust unitholder to dispose of his trust units if an administrative or judicial proceeding seeks to cancel or forfeit any of the property in which the trust holds an interest because of the nationality or any other status of that trust unitholder. If a trust unitholder fails to dispose of his trust units, the trustee must purchase for cash from trust assets the trust units held by the ineligible holder. The trustee may then either cancel the trust certificate for the trust units so purchased or sell them to an eligible third party with the proceeds being held in a non-interest bearing account for the unitholder until the unitholder surrenders the certificates.

         The trustee may agree to modifications of the terms of the conveyance of the net profits interests or to settle disputes involving the conveyance. The trustee may not agree to modifications or settle disputes involving the royalty part of the conveyances if these actions would change the character of the net profits interests in such a way that the net profits interests become working interests or that the trust becomes an operating business.

LIABILITIES OF THE TRUST

         Because the trust does not conduct an active business and the trustee has little power to incur obligations, the trust has only incurred liabilities for routine administrative expenses, such as the trustee's fees and accounting, engineering, legal and other professional fees. Williams does not expect the trust to incur other types of liabilities in the future.

RESPONSIBILITY AND LIABILITY OF THE TRUSTEES

         The trustees are fiduciaries for the trust unitholders and are required to act in the best interests of the trust unitholders at all times. The trustees must exercise the same judgment and care in supervising and managing the trust's assets as persons of ordinary prudence, discretion and intelligence would exercise in supervising and managing their own assets. Under Delaware law, the trustees' duties to the trust unitholders are similar to the duty of care owed by a corporate director to the corporation and its shareholders. The primary difference between the trustees' duties and a corporate director's duties is the absence of the legal presumption protecting the trustees' decisions from challenge.

         The trustees do not make business decisions affecting the assets of the trust. Therefore, substantially all of the trustees' functions under the trust agreement are ministerial in nature. Please see "--Duties and Limited Powers of the Trustee," above. The trust agreement provides that the trustees may:

         o   charge for their services as trustees;

         o retain funds to pay for future expenses and deposit them in its own account in compliance with applicable law;

         o lend funds at commercial rates to the trust to pay the trust's expenses; and

         o   seek reimbursement from the trust for their out-of-pocket expenses.

         In discharging their duties to trust unitholders, the trustees may act in their discretion and will be liable to the trust unitholders only for fraud, gross negligence or acts or omissions in bad faith. The trustees will not be liable for any act or omission of their agents or employees unless the trustees acted in bad faith or with gross negligence in their selection and retention. The trustees will be indemnified for any liability or cost that they incur in the administration of the trust, except in cases of fraud or acts or omissions in bad faith. The trustees have a lien on the assets of the trust as security for this indemnification and compensation earned as trustees. The trustees are entitled to indemnification from trust assets. Trust unitholders will not be liable to the trustees for any indemnification. Please see "Description of the Trust Units--Liability of Trust Unitholders" above. The trustees must ensure that recourse for all contractual liabilities of the trust are limited to the assets of the trust and will be liable for such contractual liabilities if it fails to do so.

         Under Delaware law, if the trustees act in bad faith or with gross negligence, the trustees will be liable to the trust unitholders for damages. Delaware law also permits the trust unitholders to file actions seeking other remedies, including:

         o   removal of a trustee;

         o   specific performance;

         o   appointment of a receiver;

         o   an accounting by a trustee to trust unitholders; and

         o   punitive damages.

DURATION OF THE TRUST; SALE OF NET PROFITS INTERESTS

         The trust will terminate if:

         o   the trust sells all of the net profits interests;

         o the ratio of cash proceeds from the net profits interests to administrative costs is less than 1.2 to 1.0 for each of three consecutive years;

         o prior to January 1, 2003 the holders of 75% or more of the outstanding trust units vote in favor of dissolution and, thereafter, a majority of the outstanding trust units vote in favor of dissolution;

         o on March 1 of any calendar year if, based on a reserve report as of December 31 of the prior year, as of that date, the net present value of estimated future net revenues of proved reserves attributable to the net profits interests is equal to or less than $30 million; or

         o   December 31, 2012.

         WPC has the option to purchase the remaining net profits interests within 60 days following the date of termination. The trustees would then sell all of the trust's remaining assets, either by private sale or public auction, and distribute the net proceeds of the sale to the trust unitholders.

COMPENSATION OF THE TRUSTEE

         The trustees' compensation will be paid out of the trust's assets.

         For the fiscal year ended December 31, 2000, the trustee was paid $ 41,324.00 and the Delaware trustee was paid $6,149.00. The trust agreement provides that the fee for each trustee shall increase 3% annually.

MISCELLANEOUS

         The trustee may consult with counsel, accountants, geologists and engineers and other parties the trustees believe to be qualified as experts on the matters for which advice is sought. Under the trust agreement, the trustee is protected from liability for any action it takes in good faith reliance upon the opinion of the expert.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         This section summarizes the material federal income tax consequences of the ownership and sale of trust units applicable to individuals who are citizens or residents of the United States. Many aspects of federal income taxation that may be relevant to a particular taxpayer or to certain types of taxpayers subject to specific tax treatment are not addressed. In addition, the tax laws can and do change regularly, and any future changes could have an adverse effect on the ownership or sale of trust units.

         This discussion is based on current provisions of the Internal Revenue Code, existing and proposed regulations, current administrative rulings and court decisions, all of which are subject to changes that may or may not be retroactively applied. Some of the applicable provisions of the Internal Revenue Code have not been interpreted by the courts or the IRS. The trust will not request advance rulings from the IRS with respect to the tax consequences of ownership or sale of trust units. Since no ruling is being requested from the IRS with respect to the trust or trust unitholders, the IRS could successfully challenge the statements made in this discussion, which do not bind the IRS or the courts.

         PROSPECTIVE TRUST UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

TREATMENT OF TRUST UNITS

         A purchaser of a trust unit will be treated, for federal income tax purposes, as purchasing directly an interest in each of the net profits interests. A purchaser will therefore be required to allocate the purchase price of his unit between the net profits interest in the underlying properties and the net profits interest in any infill wells in the proportion that the fair market value of each bears to the fair market value of the trust unit. No infill wells have been drilled to date. Williams believes that substantially all of the purchase price will be allocated to the net profits interest in the underlying properties. Information regarding purchase price allocations will be furnished to unitholders by the trustee.

CLASSIFICATION AND TAXATION OF THE TRUST

         The trust is treated as a grantor trust and not as a business entity. As a grantor trust, the trust is not subject to tax at the trust level. For tax purposes, the trust unitholders are considered to own and receive the trust's assets and income as though no trust were in existence. The trust files an information return, reporting all items of income, credit or deduction which must be included in the tax returns of the trust unitholders based on their respective accounting methods and taxable years without regard to the accounting method and tax year of the trust.

         If the trust was determined to be a business entity at any time after December 31, 1996 it would be taxable as a partnership unless it elected to be taxed as a corporation. The principal tax consequence of the trust's being treated as a partnership would be that it would report income on the accrual method of accounting on a calendar year basis and all trust unitholders would report their share of income from the trust in their tax year with which or within which the tax year of the trust ends.

DIRECT TAXATION OF TRUST UNITHOLDERS

         Since the trust is treated as a grantor trust for federal income tax purposes, each trust unitholder is treated as owning a direct interest in the net profits interests, is taxed directly on his share of trust income and is entitled to claim his share of trust credits and deductions, subject to the specific limitations discussed below. Trust unitholders report their share of trust income, credits and expenses consistent with their method of accounting and their tax year.

         The trust, however, will allocate income, credits and deductions to unitholders based on record ownership at quarterly record dates established for distributions to the unitholders. It is unknown whether the IRS will accept that allocation or will require income, credits and deductions of the trust to be determined and allocated daily or require some method of daily proration, which could result in an increase in the administrative expenses of the trust.

         The trust will make quarterly distributions to unitholders of record on each quarterly record date established for that distribution. The terms of the trust agreement seek to assure to the extent practicable that income attributable to cash being distributed will be reported to the unitholder who receives the distribution, assuming that the unitholder is the owner of record on the quarterly record date established for the distribution. In certain circumstances, however, a unitholder will not receive the cash giving rise to that income. For example, if the trustee establishes a reserve or borrows money to satisfy debts and liabilities of the trust, income associated with the cash used to establish that reserve or to repay that loan must be reported by the unitholder, even though that cash is not distributed.

ROYALTY INCOME AND DEPLETION

         The income of the trust consists primarily of a specified share of the proceeds from the sale of coal seam gas produced from properties underlying the net profits interest which is treated as royalty income qualifying for an allowance for depletion. In order for an interest in an oil and gas property to be a depletable interest for federal income tax purposes, the interest must generally not be a production payment. A production payment is an interest which has an expected economic life, at the time of its creation, that is shorter than the economic life of the property it burdens. If the IRS were to successfully contend that any portion of the net profits interest is a production payment as a consequence of any retained interest, cash attributable to that portion would be treated as interest income and principal repayment under the rules of the Internal Revenue Code and an allowance for depletion would not be available for that portion. That treatment would likely result in a material reduction in the after-tax yield to a unitholder.

         The depletion allowance must be computed separately by each trust unitholder for each gas property. The IRS is presently taking the position that a net profits interest burdening multiple properties is a single property for depletion purposes. The trust takes the position that each of the net profits interest in the underlying properties, the infill net profits interest and the pre-1980 production net profits interest is a separate property for depletion purposes.

         The deduction for depletion is determined annually and is the greater of cost depletion or, if allowable, percentage depletion. Royalty income from production attributable to trust units owned by independent producers qualifies for percentage depletion. In general, percentage depletion is a statutory allowance equal to 15% of the gross income from production from a property. An owner of net profits interest includes in his gross income a percentage of gross income from the properties burdened by the net profits interest equal to the percentage derived from dividing his share of gross proceeds from the sale of production from these properties by total gross proceeds from the sale of production from these properties. Thus, gross income attributable to gross proceeds used to pay production or other costs taken into account in computing net profits generally are not included in the gross income of the owner of a net profits interest. Percentage depletion is subject to a net income limitation of 100% of the taxable income from the property, computed without regard to depletion deductions and specified loss carrybacks. The depletion deduction attributable to percentage depletion for a taxable year is limited to 65% of the taxpayer's taxable income for the year before allowance of independent producers percentage depletion and specified loss carrybacks. Unlike cost depletion, percentage depletion is not limited to the adjusted tax basis of the property, although, like cost depletion, it reduces the adjusted tax basis, but not below zero.

         In computing cost depletion for each property for any year, the allowance for the property is calculated by dividing the adjusted tax basis of the property at the beginning of the year by the estimated total number of Mcf of natural gas recoverable from the property. This amount is then multiplied by the number of Mcf of natural gas produced and sold from the property during the year. Cost depletion for a property cannot exceed the adjusted tax basis of the property. Each trust unitholder computes cost depletion using his basis in his trust units. Information is provided to each trust unitholder reflecting how his basis should be allocated among each property represented by his trust units.

OTHER INCOME AND EXPENSES

         During 2000, the only other income of the trust was interest income earned on funds held as a reserve or pending distribution. Other expenses of the trust include any state and local taxes imposed on the trust and administrative expenses. Some amount of these administrative expenses may be the type of miscellaneous itemized deductions that are allowable only to the extent that they total more than 2% of an individual's adjusted gross income. We do not anticipate that the amount of these expenses will be significant in relation to the trust's income.

SECTION 29 COAL SEAM GAS TAX CREDIT

         Unitholders will be entitled, provided specified requirements are met, to claim tax credits pursuant to Section 29 of the Internal Revenue Code with respect to sales of coal seam gas production attributable to the net profits interest, the gross income from which is included in their taxable income. The
Section 29 tax credit provides to a taxpayer a dollar-for-dollar reduction in his regular federal income tax liability, and, therefore, generally provides to him a greater benefit than a deduction which merely reduces the amount of his taxable income.

         Williams believes that substantially all of the production currently attributable to the net profits interests is coal seam gas. Provided a number of requirements, many of which are factual in nature, are met, taxpayers are entitled to the Section 29 tax credit for gas produced from coal seams. The
Section 29 tax credit applies only to coal seam gas produced in the United States and sold to an unrelated party prior to January 1, 2003, from wells drilled after December 31, 1979, and prior to January 1, 1993 but only if it is from a property that did not produce coal seam gas in marketable quantities before 1980, referred to as the "pre-80 property rule." The Section 29 tax credit is equal to $3.00 per barrel of oil equivalent of qualified fuels adjusted for inflation since 1979 by the GNP annual implicit price deflator. Thus, the Section 29 tax credit was $ 6.14 per barrel of oil equivalent for 2000. The available Section 29 tax credit was approximately $1.38 per unit for a unitholder who owned the same units of record on all four quarterly record dates during 2000.

         If production from a well becomes attributable to the net profits interests because federal unit participating areas are expanded in the future, that well (and any similar well) may be burdened by the pre-80 production net profits interest and not the net profits interest in the underlying properties. The IRS has administratively adopted a definition of the term "property" which, if applied, should not result in a loss of Section 29 credits to the unitholders with respect to their interest in production attributable to the net profits interest in the underlying properties because of the pre-80 property rule. Additionally, although no published authority on the definition of the term "property" exists for this purpose, the term "property" is generally defined for federal income tax purposes in a manner so that unitholders should not lose any of the
Section 29 tax credits by virtue of the pre-80 property rule even if production from that well (or a similar well) becomes attributable to the net profits interests.

         Based on representations made by Williams with respect to the coal seam production attributable to the net profits interests at the time of the initial public offering of trust units that (a) production is coal seam gas; (b) production is from wells drilled after 1979 and before 1993; (c) production will be sold at a lawful price which is determined without regard to the provisions of Section 107 of the Natural Gas Recovery Act of 1978 and subtitle B of title I of such Act; and (d) none of the wells burdened by the net profits interest produced marketable quantities of nonconventional production before 1980, and based on the assumption that production will be sold to a party unrelated to the unitholder subject to all the limitations discussed below, a unitholder will be eligible to claim the Section 29 tax credit with respect to sales of coal seam gas production attributable to the net profits interest in the underlying properties, the gross income from which is included in his income, other than any Section 29 tax credits lost as a result of the pre-80 property rule.

         The amount included in income is determined by reference to a unitholder's share of gross proceeds from the sale of production. Thus, for example, if no net proceeds are payable to the trust, the unitholders will have no gross income from production and no Section 29 tax credits will be available to them. Further, if the IRS were to successfully contend that any portion of the net profits interest is a production payment as a consequence of any retained interest, no Section 29 tax credit will be available to a unitholder with respect to that portion. In addition, no Section 29 tax credits will be available under current law to a unitholder with respect to production attributable to the infill net profits interest even if an infill well recovers a portion of the reserves that prior to the drilling and completion of an infill well were recoverable from a well burdened by the net profits interest that qualified for Section 29 tax credits.

         Finally, if a unit covering an underlying property is expanded as a result of the addition of areas not generating production which qualifies for the Section 29 tax credit, a unitholder's share of production qualifying for the
Section 29 tax credit will be reduced and his share of production not qualifying for the Section 29 tax credit will be increased. That event could materially reduce a unitholder's after-tax yield from the trust.

         A unitholder is entitled to Section 29 tax credits only to the extent that he is an owner of the economic interest at the time the coal seam gas is produced. The trustee allocates the income received by the trust for a quarter, and the Section 29 tax credit allocable to that income, to unitholders of record on the quarterly record date for that quarter. That allocation may be challenged by the IRS, but any challenge is likely to have material adverse effect only if successful and only for unitholders who do not own trust units for a full quarter for each record date, particularly unitholders who acquire trust units shortly before a record date and sell shortly after a record date.

LIMITS ON DEDUCTIONS AND CREDITS

         Generally, a taxpayer is entitled to claim deductions and tax credits generated by an investment only if the investment has economic substance. The application of this principle in the context of the production and sale of coal seam gas which generate the Section 29 tax credit is uncertain because application of this principle has not been addressed either by a court or the IRS. An investment has economic substance if the investor can demonstrate that there is a reasonable possibility of deriving an economic profit from the investment in excess of a de minimis amount, apart from tax benefits. In many cases, economic profit has been computed by comparing the taxpayer's total cash investment to the total cash reasonably expected to be received by the taxpayer as a result of the investment. At the time of the public offering, Williams, expressed its belief only in connection with the public offering that the purchaser of a unit in the public offering, who did not borrow funds in order to purchase his unit, had a reasonable possibility of deriving an economic profit in excess of a de minimis amount apart from tax benefits associated with ownership of the unit. No assurance is given either by the trustee or counsel to the trustee to a purchaser of trust units as to whether (and to what extent) a purchaser will be entitled to claim deductions and the Section 29 tax credit generated with respect to the trust units.

ALTERNATIVE MINIMUM TAX

         All taxpayers are subject to an alternative minimum tax. Alternative minimum taxable income is the taxpayer's taxable income recomputed with various adjustments plus items of tax preference. Alternative minimum tax is the excess of a taxpayer's tentative minimum tax for a tax year over his regular tax for that year.

         The Section 29 tax credit allowable for any taxable year cannot exceed the excess of the taxpayer's regular tax liability for that taxable year, as reduced by the taxpayer's foreign tax credits and certain nonrefundable credits, over the taxpayer's tentative minimum tax liability for that year. Any amount of
Section 29 tax credit disallowed for the tax year solely because of this limitation will increase the taxpayer's minimum tax credit carryover. This credit may be carried forward indefinitely as a credit against the taxpayer's regular tax liability, subject, however to the limitation described in the first sentence of this paragraph. There is no provision for the carryback or carryforward of the Section 29 tax credit in any other circumstances, so, a trust unitholder may not receive the full benefit of the tax credit depending on the trust unitholder's particular circumstances.

SALE OF NET PROFITS INTERESTS

         WPC may purchase, at any time after January 1, 2003, all or a portion of the net profits interests attributable to underlying properties which are uneconomical to operate. Additionally, the assets of the trust, including the net profits interests, will be sold by the trustee in connection with the termination of the trust. A sale by the trust of net profits interests will be treated for federal income tax purposes as a sale of net profits interests by a unitholder. Thus, a unitholder will recognize gain or loss on a sale of the net profits interests by the trust. A portion of that income may be treated as ordinary income to the extent of depletion recapture.

NON-PASSIVE ACTIVITY INCOME AND LOSS

         The income, credits and expenses of the trust will not be taken into account in computing the passive activity losses and income under Internal Revenue Code Section 469 for a trust unitholder who acquires and holds trust units as an investment and did not acquire the trust units in the ordinary course of a trade or business. Section 29 tax credits generated by an investment in the trust units, therefore, can be utilized to offset regular tax liability on income from any source, subject to the limitations discussed above or arising from the individual tax circumstances of each unitholder.

UNRELATED BUSINESS TAXABLE INCOME

         Organizations that are generally exempt from tax under Internal Revenue Code Section 501 are subject to tax on specified types of business income defined as "unrelated business income." The income of the trust will not be unrelated business taxable income so long as the trust units are not debt-financed property within the meaning of Section 514(b) of the Internal Revenue Code. In general, a trust unit would be debt-financed if the exempt organization incurs debt to acquire a trust unit or otherwise incurs or maintains a debt that would not have been incurred or maintained if the trust unit had not been acquired.

SALE OF TRUST UNITS; DEPLETABLE BASIS

         Generally, a trust unitholder will realize gain or loss on the sale or exchange of his trust units measured by the difference between the amount realized on the sale or exchange and his adjusted basis for his trust units. A trust unitholder's basis in his trust units will be equal to the amount he paid for the trust units, reduced by deductions for depletion claimed by the trust unitholder, but not below zero. Except to the extent of the depletion recapture amount explained below, gain or loss on the sale of trust units by a trust unitholder who is an individual holding his trust units as a capital asset should be a long-term capital gain, taxable at a maximum rate of 20%, if the trust units have been held for more than 12 months. Upon the sale of the trust units, a trust unitholder will be treated as having sold his share of the net profits interests and must treat as ordinary income his depletion recapture amount, which is an amount equal to the lesser of the gain on the sale or the sum of the prior depletion deductions taken on the trust units, but not in excess of the initial basis of the trust units. The IRS could take the position that a portion of the sales proceeds is ordinary income to the extent of any accrued income at the time of the sale that was allocable to the trust units sold even though the income is not distributed to the selling trust unitholder.

BACKUP WITHHOLDING

         Distributions of trust income generally will not be subject to backup withholding unless the trust unitholder is an individual or other noncorporate taxpayer and fails to comply with specified reporting procedures.

TAX SHELTER REGISTRATION

         To avoid any potential penalty, the trust has been registered as a tax shelter with the IRS. The trust's tax shelter registration number is 92364000072. The trustee will furnish the tax shelter registration number to each trust unitholder. Each trust unitholder must disclose this number by attaching Form 8271 to his tax return.

         ISSUANCE OF A TAX SHELTER REGISTRATION NUMBER DOES NOT INDICATE THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

SIGNIFICANT TAX BENEFITS

         Based upon the representations and assumptions described in this prospectus, counsel is of the opinion that the federal income tax benefits described that are a significant feature of an investment in the trust units will more likely than not, in the aggregate, be realized by unitholders. Utilization of these benefits is subject to a number of limitations, however, as described in this discussion of federal income tax consequences.

REPORTS

         The trustee furnishes to trust unitholders tax information concerning royalty income, depletion and the Section 29 tax credits on an annual basis. Year end tax information is furnished to unitholders no later than March 15 of the following year.

SUBSTANTIAL UNDERSTATEMENT PENALTY

         The Internal Revenue Code imposes a penalty in certain circumstances for a substantial understatement of taxes if a taxpayer's tax liability is understated by more than the greater of (a) 10 percent of the taxes required to be shown on the return and (b) $5,000 ($10,000 for most corporations). The penalty (which is not deductible) is 20 percent of the understatement.

         Except in the case of understatements attributable to "tax shelter" items, which are subject to special rules discussed below, an item of understatement will not give rise to the penalty if: (i) there is or was "substantial authority" for the taxpayer's treatment of the item or (ii) all the facts relevant to the tax treatment of the item are adequately disclosed on the return or on a statement attached to the return and there is a reasonable basis for the tax treatment of such item. In the case of trust units, an individual unitholder may make adequate disclosure with respect to particular tax items if specified conditions are met.

         Special rules enacted in December 1994 could affect the application of these provisions with regard to a corporation acquiring trust units after December 8, 1994, to the extent these provisions were found to apply to the ownership of trust units.

         In the case of understatements attributable to "tax shelter" items, the substantial understatement penalty may be avoided only if the taxpayer establishes that, in addition to having substantial authority for his position, he reasonably believed that the treatment claimed was more likely than not the proper treatment of the item. A "tax shelter" item is one that arises from a form of investment if its principal purpose was the avoidance or evasion of federal income tax. Regulations promulgated by the IRS indicate that an entity or person has a principal purpose of avoidance or evasion of federal income tax if that purpose "exceeds any other purpose." No assurance is given either by the trustee or counsel to the trustee as to the possible application of this penalty, in part because that application depends largely upon the individual circumstances under which the trust units were acquired. As a result, purchasers of trust units in should consult with their personal tax advisors.

                            STATE TAX CONSIDERATIONS

         The following is intended as a brief summary of information regarding state income taxes and other state tax matters affecting individuals who are unitholders. Unitholders are urged to consult their own legal and tax advisors with respect to these matters.

         Unitholders should consider state and local tax consequences of holding trust units. The trust owns net profits interests burdening gas properties located in New Mexico and Colorado. Both New Mexico and Colorado have income taxes applicable to individuals. A unitholder is generally required to file state income tax returns and/or pay taxes in those states and may be subject to penalties for failure to comply with such requirements. In addition, these states may require the trust to withhold tax from distributions to unitholders to the extent these distributions are attributable to income from properties located in these states.

         The trustee will provide information concerning the trust units sufficient to identify the income from trust units that is allocable to each state. Unitholders should consult their own tax advisors to determine their income tax filing requirements with respect to their share of income of the trust allocable to states imposing an income tax on that income.

         The trust has been structured to cause the trust units to be treated for certain state law purposes essentially the same as other securities, that is, as interests in intangible personal property rather than as interests in real property. If the trust units are held to be real property or an interest in real property under the laws of either or both of these states, a unitholder, even if not a resident of these states, could be subject to devolution, probate and administration laws, and inheritance or estate and similar taxes, under the laws of that state.

                              ERISA CONSIDERATIONS

         The Employee Retirement Income Security Act of 1974 regulates pension, profit-sharing and other employee benefit plans to which it applies. ERISA also contains standards for evaluation of fulfillment of legally prescribed fiduciary duties and responsibilities by persons who are fiduciaries of those plans and requirements which are applicable to transactions involving assets of those plans. In addition, the Internal Revenue Code provides similar requirements and standards which are applicable to transactions involving assets of qualified plans, which include the types of plans mentioned above and to individual retirement accounts ("IRAs"), whether or not subject to ERISA.

         A fiduciary of any such plan that is subject to ERISA should carefully consider fiduciary standards under ERISA regarding the plan's particular circumstances before authorizing an investment in trust units. A fiduciary should consider, among other things:

         o   whether the investment satisfies the prudence requirements of
             Section 404(a)(1)(B) of ERISA;

         o whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA; and

         o whether the investment is in accordance with the documents and instruments governing the qualified plan as required by Section 404(a)(1)(D) of ERISA.

         A fiduciary should also consider whether an investment in trust units might result in direct or indirect nonexempt prohibited transactions under
Section 406 of ERISA and Internal Revenue Code Section 4975. In deciding whether an investment involves a prohibited transaction, a fiduciary must determine whether there are plan assets involved in the transaction. On November 13, 1986, the Department of Labor published final regulations concerning whether or not a qualified plan's assets would be deemed to include an interest in the underlying assets of an entity for purposes of the reporting, disclosure, fiduciary responsibility and prohibited transactions restrictions provisions of ERISA and parallel provisions of the Internal Revenue Code. These regulations provide that the underlying assets of an entity will not be considered "plan assets" if the equity interests in the entity in which an ERISA plan and/or an IRA invests are a publicly offered security. The trust units are publicly traded on the New York Stock Exchange. Fiduciaries, however, will need to determine whether the acquisition of trust units could result in a nonexempt prohibited transaction under the general requirements of ERISA Section 406 and Internal Revenue Code
Section 4975.

         The prohibited transaction rules are complex, and persons involved in prohibited transactions are subject to civil penalties and possible personal liability for breach of fiduciary duties as a result of involvement in any violation of prohibited transactions restrictions. For those reasons, potential plan investors should consult with their legal counsel to determine the consequences under ERISA and the Internal Revenue Code of their acquisition and ownership of trust units.

                              PLAN OF DISTRIBUTION


         Williams may sell trust units in one or more transactions:

         o directly to purchasers or through agents in individually negotiated transactions; or

         o at a fixed price or prices, which may be changed, through underwriter(s) who may act as principal(s) or as agents(s).

         If a sale of trust units will be through underwriters, a prospectus supplement will be filed and will name any underwriters and describe the terms of the transaction with them, which will be incorporated in an underwriting agreement that will be entered into at the time of the sale. The underwriting agreement may provide for indemnification of the underwriters by Williams against specific liabilities, including liabilities under the Securities Act of 1933.

         One or more of the underwriters or agents for Williams, or affiliates of those underwriters or agents, may engage in transactions with and perform services for Williams in the ordinary course of business.

                                  LEGAL MATTERS

         Andrews & Kurth L.L.P., Houston, Texas, counsel for Williams, will give a legal opinion as to the validity of the trust units being offered and a tax opinion described in the section of this prospectus captioned "Federal Income Tax Consequences." Any additional information regarding counsel for any underwriters will be described in a prospectus supplement.

                                     EXPERTS

         Certain information incorporated by reference in this prospectus regarding the estimated quantities of reserves of the underlying properties and net profits interests owned by the trust, the future net revenues from such reserves and the present value thereof is based on estimates of the reserves and present values prepared by or derived from estimates prepared by, Miller and Lents, Ltd., independent petroleum engineers.

         The financial statements of the Williams Coal Seam Gas Royalty Trust appearing in the trust's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         With respect to the unaudited condensed interim financial information for the three-month periods ended March 31, 2001 and 2000 and the three-month and six-month periods ended June 30, 2001 and 2000, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Williams Coal Seam Gas Royalty Trust's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

         The consolidated financial statements and schedules of The Williams Companies, Inc. at December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in Williams's Form 8-K filed with the Securities and Exchange Commission on May 22, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


 ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


          Set forth below is an estimate of the approximate amount of the fees and expenses payable by Williams in connection with the offering described in this Registration Statement:


                                                                       APPROXIMATE
                                                                          AMOUNT
                                                                       -----------
Securities and Exchange Commission registration fee...............     $    11,937

Accounting fees and expenses......................................          30,000

Legal fees and expenses...........................................          50,000

Miscellaneous expenses............................................           1,000
                                                                       -----------

         TOTAL....................................................     $    92,937
                                                                       ===========


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The trust agreement provides that the trustees will be indemnified by the trust against any and all liability and expenses incurred by each of them individually or as trustees in the administration of the trust, except for any liability or expense resulting from fraud or acts or omissions in bad faith.

          Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

          Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

 ITEM 16.  EXHIBITS.


        EXHIBIT
        NUMBER                          DESCRIPTION
        -------                         -----------
         *4.1     Trust Agreement of Williams Coal Seam Gas Royalty Trust
                  effective as of December 1, 1992, by and among Williams
                  Production Company, The Williams Companies, Inc. and Chemical
                  Bank Delaware and Bank of America, N.A. (as successor to
                  NationsBank of Texas, N.A.), as trustees (filed as Exhibit 4.1 to the Registrant's Form 10-K for the year ended December 31,
                  1992 and incorporated herein by reference).

         *4.2     First Amendment to the Trust Agreement of Williams Coal Seam
                  Gas Royalty Trust effective as of December 15, 1992, by and among Williams Production Company, The Williams Companies,
                  Inc., Chemical Bank Delaware and Bank of America, N.A. (as successor to NationsBank of Texas, N.A.) (filed as Exhibit 4.2 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

         *4.3     Second Amendment to the Trust Agreement of Williams Coal Seam
                  Gas Royalty Trust effective as of January 12, 1993, by and among Williams Production Company, The Williams Companies,
                  Inc., Chemical Bank Delaware and Bank of America, N.A. (as successor to NationsBank of Texas, N.A.) (filed as Exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

         *4.4 Net Profits Conveyance effective as of October 1, 1992, by and among Williams Production Company, The Williams Companies,
                  Inc., and Bank of America, N.A. (as successor to NationsBank of Texas, N.A.), and Chemical Bank Delaware (filed as Exhibit
                  4.4 to the Registrant's Form 10-K for the year ended December
                  31, 1992 and incorporated herein by reference).

          5.1 Opinion of Andrews & Kurth L.L.P. as to legality of the securities registered hereby.

          8.1     Opinion of Andrews & Kurth L.L.P. regarding tax matters.

         23.1     Consent of Ernst & Young LLP regarding Williams Coal Seam Gas
                  Royalty Trust

         23.2     Consent of Ernst & Young LLP regarding The Williams Companies,
                  Inc.

         23.3 Consent of Andrews & Kurth L.L.P. (set forth in their opinion filed as Exhibit 5.1)

         23.4     Consent of Miller and Lents, Ltd.

         24.1     Power of Attorney.

         99.1     The information under the section captioned "Tax
                  Considerations".

        *99.2 Reserve Report, dated November 21, 1992, on the estimated reserves, estimated future net revenues and the discounted estimated future net revenues attributable to the Net profits interests and the underlying properties as of October 1, 1992, prepared by Miller and Lents, Ltd., independent petroleum engineers, included as Exhibit A of the Prospectus dated
                  January 13, 1993, which constitutes a part of the Registration
                  Statement on Form S-3 of The Williams Companies, Inc.
                  (Registration No. 33-53662) (filed as Exhibit 28.1 to the
                  Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

        *99.3 Reserve Report, dated March 6, 2001, on the estimated reserves, estimated future net revenues and the discounted estimated future net revenues attributable to the Net profits interests and the underlying properties as of December 31, 2000, prepared by Miller and Lents, Ltd., independent petroleum engineers (filed as Exhibit 99.3 to the Registrant's
                  Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).

----------
* Such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.

    ITEM 17.  UNDERTAKINGS.

         The trust and Williams hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the trust's and Williams' annual reports pursuant to Section 13(a) of 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The trust and Williams hereby undertake:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
Section 10(a)(3) of the Securities Act;


                           (ii)     to reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)    to include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

                  (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering; and

                  (4) that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Williams pursuant to the foregoing provisions, or otherwise, Williams has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by Williams of expenses incurred or paid by a director, officer or controlling person of Williams in a successful defense of any action, suit or proceeding) is asserted against Williams by such director, officer or controlling person in connection with the securities being registered, Williams will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas (with respect to the trust) or in the City of Tulsa and State of Oklahoma (with respect to Williams) on the 28th day of September 2001.

                                    WILLIAMS COAL SEAM GAS ROYALTY TRUST

                                    By: Bank of America, trustee

                                          By: /s/ RON E. HOOPER
                                             -----------------------------------
                                                  Ron E. Hooper
                                                  Senior Vice President

                                    THE WILLIAMS COMPANIES, INC.


                                    By: /s/ SUZANNE H. COSTIN
                                       -----------------------------------------
                                            Suzanne H. Costin
                                            Attorney-in-Fact

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated:


            SIGNATURE                                 TITLE                           DATE
            ---------                                 -----                           ----
       /s/ Keith E. Bailey               Chairman of the Board &               September 28, 2001
--------------------------------------   Chief Executive Officer
         Keith E. Bailey*                (principal executive officer)

       /s/ Jack D. McCarthy              Senior Vice President                 September 28, 2001
--------------------------------------   (principal financial officer)
         Jack D. McCarthy*

        /s/ Gary R. Belitz               Controller                            September 28, 2001
--------------------------------------   (principal accounting officer)
          Gary R. Belitz*

       /s/ Hugh M. Chapman               Director                              September 28, 2001
--------------------------------------
         Hugh M. Chapman*

         /s/ Glenn A. Cox                Director                              September 28, 2001
--------------------------------------
           Glenn A. Cox*


     /s/ Thomas H. Cruikshank            Director                              September 28, 2001
--------------------------------------
       Thomas H. Cruikshank*

       /s/ William E. Green              Director                              September 28, 2001
--------------------------------------
         William E. Green*

         /s/ W.R. Howell                 Director                              September 28, 2001
--------------------------------------
           W.R. Howell*

        /s/ James C. Lewis               Director                              September 28, 2001
--------------------------------------
          James C. Lewis*

      /s/ Charles M. Lillis              Director                              September 28, 2001
--------------------------------------
        Charles M. Lillis*

       /s/ George A. Lorch               Director                              September 28, 2001
--------------------------------------
         George A. Lorch*

       /s/ Gordon R. Parker              Director                              September 28, 2001
--------------------------------------
         Gordon R. Parker*

       /s/ Janice D. Stoney              Director                              September 28, 2001
--------------------------------------
         Janice D. Stoney*

      /s/ Joseph H. Williams             Director                              September 28, 2001
--------------------------------------
        Joseph H. Williams*

  *  By:  /s/ Suzanne H. Costin
--------------------------------------
         Suzanne H. Costin
         Attorney-in-Fact

                                  EXHIBIT INDEX


        EXHIBIT
        NUMBER                          DESCRIPTION
        -------                         -----------
         *4.1     Trust Agreement of Williams Coal Seam Gas Royalty Trust
                  effective as of December 1, 1992, by and among Williams
                  Production Company, The Williams Companies, Inc. and Chemical
                  Bank Delaware and Bank of America, N.A. (as successor to
                  NationsBank of Texas, N.A.), as trustees (filed as Exhibit 4.1 to the Registrant's Form 10-K for the year ended December 31,
                  1992 and incorporated herein by reference).

         *4.2     First Amendment to the Trust Agreement of Williams Coal Seam
                  Gas Royalty Trust effective as of December 15, 1992, by and among Williams Production Company, The Williams Companies,
                  Inc., Chemical Bank Delaware and Bank of America, N.A. (as successor to NationsBank of Texas, N.A.) (filed as Exhibit 4.2 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

         *4.3     Second Amendment to the Trust Agreement of Williams Coal Seam
                  Gas Royalty Trust effective as of January 12, 1993, by and among Williams Production Company, The Williams Companies,
                  Inc., Chemical Bank Delaware and Bank of America, N.A. (as successor to NationsBank of Texas, N.A.) (filed as Exhibit 4.3 to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

         *4.4 Net Profits Conveyance effective as of October 1, 1992, by and among Williams Production Company, The Williams Companies,
                  Inc., and Bank of America, N.A. (as successor to NationsBank of Texas, N.A.), and Chemical Bank Delaware (filed as Exhibit
                  4.4 to the Registrant's Form 10-K for the year ended December
                  31, 1992 and incorporated herein by reference).

          5.1 Opinion of Andrews & Kurth L.L.P. as to legality of the securities registered hereby.

          8.1     Opinion of Andrews & Kurth L.L.P. regarding tax matters.

         23.1     Consent of Ernst & Young LLP regarding Williams Coal Seam Gas
                  Royalty Trust

         23.2     Consent of Ernst & Young LLP regarding The Williams Companies,
                  Inc.

         23.3 Consent of Andrews & Kurth L.L.P. (set forth in their opinion filed as Exhibit 5.1)

         23.4     Consent of Miller and Lents, Ltd.

         24.1     Power of Attorney.

         99.1     The information under the section captioned "Tax
                  Considerations".

        *99.2 Reserve Report, dated November 21, 1992, on the estimated reserves, estimated future net revenues and the discounted estimated future net revenues attributable to the Net profits interests and the underlying properties as of October 1, 1992, prepared by Miller and Lents, Ltd., independent petroleum engineers, included as Exhibit A of the Prospectus dated
                  January 13, 1993, which constitutes a part of the Registration
                  Statement on Form S-3 of The Williams Companies, Inc.
                  (Registration No. 33-53662) (filed as Exhibit 28.1 to the
                  Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

        *99.3 Reserve Report, dated March 6, 2001, on the estimated reserves, estimated future net revenues and the discounted estimated future net revenues attributable to the Net profits interests and the underlying properties as of December 31, 2000, prepared by Miller and Lents, Ltd., independent petroleum engineers (filed as Exhibit 99.3 to the Registrant's
                  Form 10-K for the year ended December 31, 2000 and incorporated herein by reference).


----------
* Such exhibit has heretofore been filed with the Securities and Exchange Commission as part of the filing indicated and is incorporated herein by reference.